Exhibit 99.1

Investor Contacts	Media Contacts
Linda Ventresca	Joseph Kuo
AXIS Capital Holdings Limited	Kekst and Company
investorrelations@axiscapital.com	(212) 521-4800
(441) 405-2727

AXIS CAPITAL REPORTS FIRST QUARTER NET INCOME OF $116 MILLION

DILUTED EARNINGS PER SHARE OF $0.78 AND

ANNUALIZED RETURN ON AVERAGE COMMON EQUITY OF 11.6%

Pembroke, Bermuda, April 27, 2009 - AXIS Capital Holdings Limited (“AXIS Capital”) (NYSE: AXS) today reported net income available to common shareholders of $116 million, or $0.78 per diluted common share for the first quarter of 2009, compared with net income of $238 million, or $1.48 per diluted common share, for the first quarter of 2008.

Operating income for the first quarter of 2009 was $156 million, or $1.05 per diluted share, compared with $205 million, or $1.28 per diluted common share, for the first quarter of 2008. This same item excluding foreign exchange gains, net of tax, for the first quarter of 2009 was $155 million, or $1.04 per diluted common share, compared with $186 million, or $1.16 per diluted common share, for the corresponding period of 2008.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

First Quarter Highlights

•	Annualized return on average common shareholders’ equity of 11.6%;

•	Gross premiums written of $1.3 billion, an increase of 5%;

•	Net premiums earned of $665 million, an increase of 1%;

•	Consolidated combined ratio of 86.6%, including 12.7 points of net favorable prior period reserve development;

•	Pre-tax net investment income of $99 million, an increase of 16%;

•	Strong operating cash flows of $245 million;

•	Shareholders’ equity of $4.5 billion, an increase of 1% from December 31, 2008; and

•	Diluted book value per common share of $26.35, an increase of 2% from December 31, 2008.

Commenting on the first quarter 2009 financial results, John Charman, Chief Executive Officer and President of AXIS Capital, stated: “I am pleased to report that we have delivered growth in book value during this first quarter of 2009. Contributing to this improved performance relative to the last few quarters of 2008 was the welcome stabilization in asset valuations for our fixed maturity portfolio and improvement in liquidity in the credit markets overall. Our combined ratio of 86.6% is a very respectable result in light of the conservatism embedded in our underwriting and reserving philosophies, especially given our belief that in 2009, we are at the bottom of the earnings cycle across all lines.

We remain broadly defensive throughout our underwriting and investment activities. Whilst we have seen the green shoots of recovery, we do not believe the risk-reward characteristics have sufficiently swung in our favor to mobilize ourselves for a full offensive. We believe that, by year-end, our market-leading diversification by product and geography, together with our strong underwriting skills and risk management framework, will be fully mobilized across both our insurance and reinsurance segments to deliver high-quality outperformance.”

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

Segment Highlights

Insurance Segment

Our insurance segment reported underwriting income for the quarter of $36 million, down 41%, from the first quarter of 2008. The decrease was primarily due to a lower level of favorable reserve development, which was $36 million, or 13.0 points, in the current quarter, compared to $55 million, or 18.2 ratio points, in the first quarter of 2008. The segment reported a current year loss ratio of 68.4%, an improvement of 3.0 points from the prior year quarter. The reduction was primarily due to a lower frequency and severity of property per risk losses, partially offset by increased claims activity impacting our credit and political risk line of business. The current quarter’s underwriting result also included a reduction of $10 million in the fair value of an insurance derivative contract, which is included in other insurance related loss.

Our insurance segment reported gross premiums written in the quarter of $364 million, a decrease of 16% from the prior year quarter. The decrease was primarily driven by a reduction in our credit and political risk business, due to a contraction of global lending and trade activity which has resulted in fewer underwriting opportunities.

Reinsurance Segment

Our reinsurance segment reported underwriting income of $61 million, down 22% from the first quarter of 2008. The reduction was driven by an increase in the segment’s current year loss ratio from 65.6% in the first quarter of 2008 to 72.8% this quarter. The deterioration was largely related to the impact of the economic downturn on our trade credit and bond reinsurance lines of business. We also experienced higher catastrophe losses this quarter, driven by losses on European Windstorm Klaus. Net favorable prior period development was $48 million, or 12.4 points, this quarter compared with $34 million, or 9.3 points, in the first quarter of 2008.

Our reinsurance segment reported gross premiums written in the quarter of $959 million, an increase of 16% from the prior year quarter. Excluding the impact of exchange rate movements, gross premiums written increased 19% reflecting both rate increases and growth opportunities within several of our lines of business.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

Investments

Net investment income increased $14 million, or 16%, to $99 million. The increase was primarily due to net investment income from our alternative investment portfolio (“other investments”) of $7 million compared to net investment losses of $36 million in the prior year quarter. The total return on other investments increased from negative 5.6% in the first quarter of 2008 to positive 1.4% this quarter. The increase mostly related to our investment in credit funds, and to a lesser extent, hedge funds. Partially offsetting the increase in net investment income from other investments, net investment income from fixed maturities and cash and cash equivalents decreased $25 million this quarter, reflecting the impact of lower short-term and intermediate interest rates.

We experienced net realized investment losses of $41 million, compared to net realized investment gains of $36 million in the prior year quarter. The current quarter included other than temporary impairment charges of $30 million.

At March 31, 2009, net unrealized losses within our investment portfolio, after foreign currency hedges, were $767 million, an increase of $59 million in the quarter. The increase primarily reflected the impact of widening spreads on the medium-term notes in our corporate bond portfolio.

At March 31, 2009, we held cash and cash equivalent balances of $1.4 billion, or 13%, of total cash and investments. Our fixed maturity investment portfolio, which represents 78% of total cash and investments, is well diversified, has a weighted average credit quality of AA+ (with 80% of securities rated AA- or better), and has a short average duration of approximately 2.4 years. At March 31, 2009, our fixed maturity investment portfolio included $3.5 billion in mortgage-backed securities. $2.5 billion, or 71%, of these securities carry the full faith and credit guarantee of the U.S. government. Of the remaining mortgage-backed securities, 96% had a credit quality of AAA. At March 31, 2009, we also held $0.4 billion in asset-backed securities, of which 85% had a credit quality of AAA.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

With respect to sub-prime and Alternative-A exposures in our fixed maturity investment portfolio, this remains a negligible portion of our total cash and investments at $120 million, or less than 1.1%, with the vast majority rated AAA by major rating agencies. Our fixed maturity investment portfolio at March 31, 2009 also includes $2.3 billion of corporate debt with a weighted average credit quality of A.

We did not early adopt FASB’s recent additional guidance regarding fair valuation (FAS 157) and other than temporary impairments (FAS 115). We are presently evaluating the impact of adopting these changes, which become effective in the second quarter of 2009.

Supplementary information relating to our investment portfolio at March 31, 2009 is available in the Investor Information section of our website.

Capitalization / Shareholders’ Equity

Total capitalization at March 31, 2009 was $5.0 billion, including $0.5 billion of long-term debt and $0.5 billion of preferred equity. Common shareholders’ equity increased $32 million, or 1%, to $4.0 billion, during the quarter. At March 31, 2009, diluted book value per common share, on a treasury stock basis, was $26.35 and book value per common share was $29.01, compared to $25.79 and $29.08 respectively, as of December 31, 2008.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

Conference Call

We will host a conference call on Tuesday April 28th, 2009 at 8:00 AM (Eastern) to discuss the first quarter financial results and related matters. The teleconference can be accessed by dialing (866) 843-0890 (U.S. callers) or (412) 317-9250 (international callers) and entering the pass-code 3610732 approximately ten minutes in advance of the call. A live, listen-only webcast of the call will also be available via the Investor Information section of the Company’s website at www.axiscapital.com.

A financial supplement relating to our financial results for the quarter ended March 31, 2009 is available in the Investor Information section of our website. Supplementary information relating to our investment portfolio at March 31, 2009 is available in an additional supplement.

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity at March 31, 2009 of $4.5 billion and locations in Bermuda, the United States, Europe, Singapore, Canada and Australia. Its operating subsidiaries have been assigned a rating of “A+” (“Strong”) by Standard & Poor’s and “A” (“Excellent”) by A.M. Best. AXIS Capital has been assigned a senior unsecured debt rating of A- (stable) by Standard & Poor’s and Baa1 (stable) by Moody’s Investors Service. For more information about AXIS Capital, visit our website at www.axiscapital.com.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED BALANCE SHEETS

MARCH 31, 2009 (UNAUDITED) AND DECEMBER 31, 2008

	2009	2008
Assets	(in thousands, except per share amounts)
Investments:
Fixed maturities, available for sale, at fair value	$8,238,175	$7,750,654
Equity securities, available for sale, at fair value	78,527	107,283
Other investments, at fair value	494,405	492,082
Short-term investments, available for sale, at fair value	225,583	261,879

Total investments	9,036,690	8,611,898
Cash and cash equivalents	1,411,551	1,820,673
Accrued interest receivable	80,746	79,232
Insurance and reinsurance premium balances receivable	1,581,743	1,185,785
Reinsurance recoverable balances	1,375,143	1,304,551
Reinsurance recoverable balances on paid losses	57,507	74,079
Deferred acquisition costs	375,774	273,096
Prepaid reinsurance premiums	266,789	279,553
Securities lending collateral	312,364	412,823
Goodwill and intangible assets	95,380	60,417
Other assets	183,679	180,727

Total assets	$14,777,366	$14,282,834

Liabilities
Reserve for losses and loss expenses	$6,392,278	$6,244,783
Unearned premiums	2,646,578	2,162,401
Insurance and reinsurance balances payable	154,763	202,145
Securities lending payable	317,310	415,197
Senior notes	499,395	499,368
Other liabilities	222,832	233,082
Net payable for investments purchased	51,373	64,817

Total liabilities	10,284,529	9,821,793

Shareholders’ Equity
Preferred shares - Series A and B	500,000	500,000
Common shares	1,899	1,878
Additional paid-in capital	1,977,144	1,962,779
Accumulated other comprehensive loss	(767,182)	(706,499)
Retained earnings	3,282,392	3,198,492
Treasury shares, at cost	(501,416)	(495,609)

Total shareholders’ equity	4,492,837	4,461,041

Total liabilities and shareholders’ equity	$14,777,366	$14,282,834

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2009 AND 2008

	2009	2008
	(in thousands, except per share amounts)
Revenues
Net premiums earned	$665,359	$658,634
Net investment income	99,292	85,651
Net realized investment (losses) gains	(40,597)	35,685
Other insurance related (loss) income	(9,395)	2,002

Total revenues	714,659	781,972

Expenses
Net losses and loss expenses	387,999	361,681
Acquisition costs	101,976	94,480
General and administrative expenses	86,557	78,750
Foreign exchange gains	(389)	(20,297)
Interest expense and financing costs	7,921	7,958

Total expenses	584,064	522,572

Income before income taxes	130,595	259,400
Income tax expense	5,697	12,459

Net income	124,898	246,941
Preferred share dividends	(9,219)	(9,219)

Net income available to common shareholders	$115,679	$237,722

Weighted average common shares and common share equivalents:
Basic	137,316	143,239

Diluted	149,023	160,184

Earnings per common share:
Basic	$0.84	$1.66

Diluted	$0.78	$1.48

Cash dividends declared per common share	$0.200	$0.185

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED SEGMENT DATA (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2009

	2009
	Insurance	Reinsurance	Total
Gross premiums written	$364,158	$959,337	$1,323,495
Net premiums written	212,015	950,286	1,162,301
Net premiums earned	275,623	389,736	665,359
Other insurance related (loss) income	(9,805)	410	(9,395)
Net losses and loss expenses	(152,704)	(235,295)	(387,999)
Acquisition costs	(26,203)	(75,773)	(101,976)
General and administrative expenses	(50,481)	(18,271)	(68,752)

Underwriting income	$36,430	$60,807	97,237

Corporate expenses			(17,805)
Net investment income			99,292
Net realized investment losses			(40,597)
Foreign exchange gains			389
Interest expense and financing costs			(7,921)

Income before income taxes			$130,595

Net loss and loss expense ratio	55.4%	60.4%	58.3%
Acquisition cost ratio	9.5%	19.4%	15.3%
General and administrative expense ratio	18.3%	4.7%	13.0%

Combined ratio	83.2%	84.5%	86.6%

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED SEGMENT DATA (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2008

	2008
	Insurance	Reinsurance	Total
Gross premiums written	$434,857	$829,324	$1,264,181
Net premiums written	271,732	820,043	1,091,775
Net premiums earned	299,557	359,077	658,634
Other insurance related income	1,187	815	2,002
Net losses and loss expenses	(159,450)	(202,231)	(361,681)
Acquisition costs	(31,714)	(62,766)	(94,480)
General and administrative expenses	(47,819)	(17,370)	(65,189)

Underwriting income	$61,761	$77,525	139,286

Corporate expenses			(13,561)
Net investment income			85,651
Net realized investment gains			35,685
Foreign exchange gains			20,297
Interest expense and financing costs			(7,958)

Income before income taxes			$259,400

Net loss and loss expense ratio	53.2%	56.3%	54.9%
Acquisition cost ratio	10.6%	17.5%	14.3%
General and administrative expense ratio	16.0%	4.8%	12.0%

Combined ratio	79.8%	78.6%	81.2%

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

NON-GAAP FINANCIAL MEASURE RECONCILIATION

OPERATING INCOME AND OPERATING INCOME EXCLUDING

FOREIGN EXCHANGE GAINS, NET OF TAX

FOR THE THREE MONTHS ENDED MARCH 31, 2009 AND 2008

	2009	2008
Net income available to common shareholders	$115,679	$237,722

Adjustment for net realized investment losses (gains)	40,597	(35,685)
Adjustment for associated tax impact	(465)	2,742

Operating income	155,811	204,779

Adjustment for foreign exchange gains	(389)	(20,297)
Adjustment for associated tax impact	(639)	1,208

Operating income excluding foreign exchange gains, net of tax	$154,783	$185,690

Net income per share - diluted	$0.78	$1.48
Adjustment for net realized investment (losses) gains, net of tax	0.27	(0.20)

Operating income per share - diluted	1.05	1.28

Adjustment for foreign exchange gains, net of tax	(0.01)	(0.12)

Operating income excluding foreign exchange gains, net of tax	$1.04	$1.16

Weighted average common shares and common share equivalents - diluted	149,023	160,184

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements contained in this release include our expectations regarding market conditions and information regarding our estimates of losses related to natural disasters. These statements involve risks, uncertainties and assumptions. Actual events or results may differ materially from our expectations. Important factors that could cause actual events or results to be materially different from our expectations include (1) the occurrence of natural and man-made disasters, (2) actual claims exceeding our loss reserves, (3) general economic, capital and credit market conditions, (4) the failure of any of the loss limitation methods we employ, (5) the effects of emerging claims and coverage issues, (6) the failure of our cedants to adequately evaluate risks, (7) the loss of one or more key executives, (8) a decline in our ratings with rating agencies, (9) the loss of business provided to us by our major brokers, (10) changes in governmental regulations, (11) increased competition, (12), interest rate and/or currency value fluctuations, and (13) the other factors set forth in our most recent report on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

In this release, we have presented the following non-GAAP financial measures:

1.	Operating income. This represents net income available to common shareholders, before the after tax impact of net realized gains and losses on investments;

2.	Operating income, excluding the after tax impact of foreign exchange gains and losses.

We have included these measures as we believe that security analysts, rating agencies and investors believe that realized gains and losses and foreign exchange, where an actively managed foreign exchange program is not in place, are largely opportunistic and are a function of economic and interest rate conditions. As a result, we believe that they evaluate earnings before realized gains and losses and foreign exchange, adjusted for tax, to make performance comparisons with our industry peers.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com